Exhibit 99.1

Strategic Storage Trust VI, Inc. Announces Successful Refinancing of Loans for Four Properties

LADERA RANCH, Calif. – January 14, 2025 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered non-traded real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), is pleased to announce the successful refinancing of loans for four of its Canadian properties. This strategic move addresses the loans’ upcoming 2025 maturities and will effectively reduce SST VI’s interest rate by approximately 100 basis points (bps) as compared to the previous loans.

The refinancing includes three properties in the Greater Toronto Area, Ontario and one in Edmonton, Alberta, which are integral to SST VI's portfolio. These four properties continue to lease up and perform well. They were acquired in various stages of lease up with an average occupancy of approximately 57% at acquisition, which has increased to an average occupancy of approximately 87% as of December 31, 2024. By securing more favorable terms, SST VI continues demonstrating its commitment to financial prudence and enhancing shareholder value.

"We are thrilled to have completed this refinancing, which not only addresses our near-term maturities but also significantly reduces our interest expenses," said H. Michael Schwartz, Chairman and CEO of SST VI. "This achievement underscores our proactive approach to managing our balance sheet and our dedication to driving long-term growth."

National Bank of Canada served as the Lead Arranger and Sole Bookrunner for the completed loan. The new financing arrangements reflect SST VI’s strong credit profile and the continued confidence of its lending partners. The company remains focused on optimizing its capital structure and exploring further opportunities to enhance its financial flexibility.

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that was elected to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self-storage facilities and related self-storage real estate investments in the United States and Canada. As of January 14, 2025, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 9,050 units and 1,080,000 rentable square feet (including parking); 11 properties with approximately 10,200 units and 1,065,000 rentable square feet (including parking) in Canada, joint venture interests in one operational and four development properties in two Canadian provinces (Ontario and Québec) and one wholly owned development property in Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 525 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs. As of January 14, 2025, SmartStop has an owned or managed portfolio of 211 operating properties in 22 states, the District of Columbia, and Canada, comprising approximately 151,000 units and 16.9 million rentable square feet. SmartStop and its affiliates own or manage 38 operating self-storage properties in Canada, which total approximately 32,900 units and 3.4 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com